UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 3, 2005 (April 28, 2005)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123
(Address of principal executive offices, including zip code)

(858) 571-5555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 28, 2005, Overland Storage, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee, entered into the following compensation arrangements with certain of the Company’s executive officers:

•                  The annual salary of Mr. Christopher Calisi, the Company’s President and Chief Executive Officer, was increased to $500,000 effective immediately.  In addition, Mr. Calisi received (1) a cash bonus of $21,500 effective immediately, (2) a grant of 50,000 restricted shares of the Company’s common stock (“Common Stock”) pursuant to the Company’s 2003 Equity Incentive Plan (“ Incentive Plan”), which vest in installments of 16,667, 16,667 and 16,666 shares on January 1, 2006, January 1, 2007 and January 1, 2008, respectively, (3) an option to purchase up to 100,000 shares of  Common Stock at the purchase price of $11.00 per share pursuant to the Incentive Plan, which option is immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 option shares on the last day of the month commencing May 31, 2005 through December 31, 2007, and (4) a grant of an additional 50,000 restricted shares of Common Stock (which will vest as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price of the Company for ten consecutive trading days reaches $20, $25 and $30, respectively, on or before January 1, 2008, provided that Mr. Calisi is employed by the Company as Chief Executive Officer on such dates(s).  Mr. Calisi continues to be eligible to receive a performance bonus equivalent to 75% of his base salary pursuant to the Company’s MBO and Bonus Program.

•                  Mr. John E.G. Matze, the Company’s Vice President and Chief Technology Officer, was granted an option to purchase up to 35,000 shares of  Common Stock at the purchase price of $10.86 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.

•                  Mr. Michael Kerman, the Company’s Vice President and General Manager of the Appliance Business Unit, was granted an option to purchase up to 25,000 shares of Common Stock at the purchase price of $10.86 per share pursuant to the Incentive Plan, which option will vest monthly in arrears from the date of grant in 36 equal installments.  In addition, the Company agreed to reimburse Mr. Kerman for up to $100,000 of relocation expenses incurred by Mr. Kerman  in the event that he is terminated without cause on or before April 29, 2006 and he incurs such expenses related to a relocation outside of San Diego within six months of his date of termination.

The above referenced stock option grants to Messrs. Calisi, Matze and Kerman each accelerate upon a Change in Control as defined in the Incentive Plan.  The vesting of shares underling the stock option and restricted stock grants pursuant to the Incentive Plan described above will cease upon termination of  Service to the Company, as defined in the Incentive Plan.

Item 8.01.              Other Events.

On April 28, 2005, the Company made certain changes to its executive officer team.  Mr. Chester ”Chet” Baffa, the Company’s Vice President of Worldwide Sales and Customer Support will be retiring effective June 30, 2005.  Effective immediately, Mr. Christopher Calisi, President and Chief Executive Officer, assumed responsibility for Sales and Customer Support until the Company locates a replacement for Mr. Baffa.  Mr. Baffa will assist the Company with business development until his departure on June 30, 2005. It is anticipated that Mr. Baffa will serve the Company as a consultant thereafter.

On April 28, 2005, the Company also combined its Automation Business Unit and Diskware Business Unit into a newly formed Appliance Business Unit.  In connection with this restructuring:

•                  Mr. Michael Kerman, formerly Vice President and Chief Strategy Officer, assumed the role of Vice President and General Manager of the Appliance Business Unit;

•                  Mr. Robert J. Scroop, formerly Vice President and General Manager of the Automation Business Unit, assumed the role of Vice President Engineering; and

•                  Mr. John E.G. Matze, formerly Vice President, Chief Technology Officer and General Manager of the Diskware Business Unit, assumed the role of Vice President and Chief Technology Officer.

Each of these three individuals will continue to serve as executive officers in their new functions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: May 3, 2005	By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Vice President & CFO